INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333 -108995 and 333-51213 of The Procter & Gamble Company on Form S-8 of our report dated September 13, 2004, appearing in this Annual Report on Form 11-K of the Group Profit Sharing, Incentive and Employer Contribution Plan (France) for the year ended June 30, 2004.



/S/ DELOITTE TOUCHE
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DELOITTE
Paris, France
September 13, 2003